Exhibit 99.1

PRESS RELEASE

600 East Greenwich Avenue
West Warwick, Rhode Island 02893 USA

For Immediate Release

Contact:  Albert W. Ondis, CEO                                                                                                                              August 17, 2010
Joseph P. O’Connell, CFO
Tel: 800-343-4039
www.Astro-MedInc.com

Astro-Med, Inc. Reports Sales and Net Income in the Second Quarter;
Directors Declare Regular Cash Dividend

WEST WARWICK, RI – August 17, 2010 -- Astro-Med, Inc. (NASDAQ:ALOT) reports net income of $323,000, equal to 4 cents per diluted share, on sales of $17,753,000 for the Second Quarter ended July 31, 2010. The Company reported net income of $585,000, equal to 8 cents per diluted share, on sales of $16,416,000 for the comparable period of the prior year. Unfavorable foreign exchange currency rates lowered this year’s Second Quarter sales by approximately $227,000, or 1.4%, when compared to the previous year.

For the six months ended July 31, 2010, Astro-Med, Inc. reported net income of $753,000, equal to 10 cents per diluted share, on sales of $34,830,000. During the comparable six-month period of the prior year, net income was $354,000, equal to 5 cents per diluted share, on sales of $31,093,000.

The Company’s balance sheet remains strong with a cash and marketable securities position of $21,933,000, a current ratio of 6.3:1, and zero debt.

Commenting on the results, Albert W. Ondis, Chief Executive Officer, said “Results for the Quarter came in at the low end of the range we were forecasting, although our QuickLabel Systems brand was a stand-out performer with sales of more than $10 million for the quarter. Both Grass Technologies and Test & Measurement brands came in below our forecasts.

"Looking ahead to the Third Quarter, we forecast softer QuickLabel Systems sales as we gear up for a major color printer model change, sell off our remaining inventory of existing models, and complete the new product rollout and training for our worldwide sales force.

"The products of Astro-Med, Inc. enter many segments of the worldwide economy where, although we continue to see resistance to capital equipment purchases, we are beginning the Third Quarter with a very full pipeline of active sales prospects. As a result, we feel the balance of the year will be good, if not excellent.”

Astro-Med, Inc. Directors Declare Regular Cash Dividend

On August 16, 2010, the Directors of Astro-Med, Inc. declared the regular quarterly cash dividend of $0.07 per share, payable on October 1, 2010 to shareholders of record as of September 10, 2010.

Second Year of Three-Year Strategic Plan Approved

Ondis stated, “On August 17, 2010 the Astro-Med, Inc. Board of Directors approved the Second Year update to the Three-Year Strategic Plan which was adopted in August 2009. Astro-Med, Inc. employees in every brand, from every department, and from every branch office participated in the development of this rolling Three Year Strategic Plan which will guide our performance during the next 12-36 months.

"The Three-Year Strategic Plan calls for growth through internal development as well as by acquisition. Consistent with the Plan, we have continued to maintain our strong investment in R&D activities, and we will soon announce new products which will contribute to our growth. We acquired a label manufacturer at the end of the last Fiscal Year in accordance with our Plan, and we continue to search for suitable acquisition candidates. We will make announcements as appropriate.”

Second Quarter Conference Call on Wednesday, August 18 at 11:00 am EDT

This call can be accessed at Astro-Med, Inc.'s web site at www.Astro-MedInc.com and is being webcast by Thomson Financial. You can participate in the conference call by dialing 1-800-762-8779 with password 4331854.

The Astro-Med, Inc. webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

Following the live broadcast, a webcast of the recorded call will be available for ten days at www.Astro-MedInc.com. A telephone replay of the conference call will also be available for seven days by dialing 800-406-7325 with password 4331854.

 Astro-Med, Inc.Consolidated Statements of Operations
In Thousands Except for Per Share Data
(Unaudited)

	Three-Months Ended		Six-Months Ended
	July 31, 2010	August 1, 2009	July 31, 2010	August 1, 2009
Net Sales	$17,753	$16,416	$34,830	$31,093
Gross Profit	7,024	6,951	13,889	12,763
	39.6%	42.3%	39.9%	41.0%
Operating Expenses:
Selling & Marketing	4,277	3,724	8,117	7,607
Research & Development	1,135	1,175	2,354	2,402
General & Administrative	1,064	1,166	2,248	2,328
	6,476	6,065	12,719	12,337

Operating Income	548	886	1,170	426
	3.1%	5.4%	3.4%	1.4%

Other Income (Expense), Net	(1)	14	106	119

Income Before Taxes	547	900	1,276	545

Income Tax Provision	224	315	523	191

Net Income	$323	$585	$753	$354

Net Income Per Share - Basic	$0.04	$0.08	$0.10	$0.05
Net Income Per Share - Diluted	$0.04	$0.08	$0.10	$0.05

Weighted Average Number of Common Shares - Basic	7,301	7,148	7,248	7,118
Weighted Average Number of Common Shares - Diluted	7,505	7,343	7,488	7,316

Dividends Declared Per Common Share	$0.07	$0.06	$0.14	$0.12

Selected Balance Sheet Data
In Thousands
(Unaudited)

	As of July 31, 2010	As of January 31, 2010
Cash & Marketable Securities	$21,933	$23,760
Current Assets	$48,836	$49,868
Total Assets	$64,191	$64,676
Current Liabilities	$7,802	$8,158
Shareholders’ Equity	$53,683	$53,819

About Astro-Med, Inc.

Astro-Med, Inc. is a leading manufacturer of specialty high tech specialty printing systems, electronic medical instrumentation, and test and measurement data acquisition systems. Astro-Med, Inc. products are sold under the brand names Astro-Med®, Grass® Technologies, and QuickLabel® Systems, and are employed around the world in a wide range of aerospace, medical, military, industrial, labeling, and packaging applications. Astro-Med, Inc. is a member of the Russell Microcap® Index. Additional information is available by visiting www.Astro-MedInc.com.

Safe Harbor Statement

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein. Factors that could affect these results include those mentioned in Astro-Med, Inc.’s FY2010 Annual Report and its annual and quarterly filings with the Securities and Exchange Commission.

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